Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119697 and 333-137107) of Huron Consulting Group Inc. on our report dated January 19, 2006 relating to the financial statements of Wellspring Partners LTD and Subsidiary, which appears in Exhibit 99.2 of this current report on Form 8-K/A.

/s/ Altschuler, Melvoin and Glasser LLP
Chicago, Illinois
March 15, 2007